EXHIBIT 10(33)



                  Amendment dated as of December 19, 1995

                           ("this Amendment") to

                 Amended and Restated Employment Agreement

              dated June 30, 1995 (the "Employment Agreement")



Introduction
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               On December 19, 1995, the Human Resources Committee (the

"Committee") of the Board of Directors of Harrah's Entertainment, Inc. (the

"Company") approved an amendment to the Employment Agreement with Michael

D. Rose ("Executive") due to increased demands on his time.

               Pursuant to that approval and in consideration of the mutual covenants herein, the Company and Executive hereby agree as follows:

               1.   Adjustment in Salary/Services.  Commencing January 1,
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1996, for the term of this Amendment, Executive's salary rate will increase from $350,000 per year to $450,000 per year in return for a significant increase in Executive's contemplated time commitment on behalf of the

Company during the term of this Amendment.

               2.   Term of this Amendment.  The term of this Amendment
                    ----------------------

will commence January 1, 1996 and will terminate December 31, 1996 or will terminate at an earlier date if the Committee and Executive determine that the demands on Executive's time can be reduced to levels originally anticipated for the relevant period under the Employment Agreement.

































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               Upon termination of this Amendment, the salary and service provisions of the Employment Agreement as would then otherwise be in force will be reinstated.

               3.   Modification of Duties.  In addition to serving as
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Board Chairman, for the term of this Amendment Executive will serve as the

Company's senior executive responsible for the resolution, including any restructuring/reorganization, of the New Orleans project.

               4.   Full-Time Benefits.  Executive will be entitled to the
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benefits of a full-time executive during the term of this Amendment including, without limitation, incentive compensation (i.e., the benefits provided during the "First Period" of his employment as set forth in the

Employment Agreement).

               5.   Stock Option Grant.  Executive will receive a stock
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option grant on December 19, 1995 as may be approved by the Committee.

               6.   Existing Rights.  The existing rights in the Employment
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Agreement concerning retirement, termination and vesting provisions will continue in force during this Amendment.

               Except as amended herein, the Employment Agreement continues in full force and effect.

               IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date and year written above.



Executive:                              Harrah's Entertainment, Inc.


/s/ Michael D. Rose                By:     /s/ E. O. Robinson, Jr.
-------------------------                  --------------------------
Michael D. Rose                    Title:  SVP